POWER OF ATTORNEY

I, E. James Ferland, reside at 11215 Inverness, NE

Albuqueque, NM 87111.  I appoint Jim Acosta, Director,

Corporate Governance, Alvarado Square, MS-2850,

Albuquerque, New Mexico 87158, Kathleen Campbell, Sr.

Corporate Governance Analyst, Alvarado Square, MS-2820,

Albuquerque, New Mexico 87158 or Linda M. Montoya,

Sr. Corporate Governance Analyst, Alvarado Square,

MS-2850, Albuquerque, New Mexico 87158 to serve as my

attorney-in-fact to:

(1) execute for me in my capacity as an Officer of PNM

Resources, Inc. ("Company"), Forms 3, 4, and 5 in

accordance with Section 16(a) of the Securities Exchange

Act of 1934 ("1934 Act") and the associated rules;

(2) perform for me all acts which may be necessary or desirable to complete and execute Forms 3, 4, and 5, complete and

executive any amendments, and timely file the forms with the

Untied States Securities and Exchange Commission and the

New York Stock Exchange, or similar authority; or

(3) take any other action related to the powers identified in items

(1) and (2), which, in the opinion of the attorney-in-fact, may be legally required or beneficial to me.

I acknowledge that the attorneys-in-fact are serving at my

request and neither they nor the company are assuming any of my responsibilities to comply with Section 16 of the 1934 Act.  This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.

/s/E. James Ferland

E. James Ferland

ACKNOWLEDGMENT

State of New Mexico )

          ) ss.

County of Bernalillo )

The foregoing instrument was acknowledged before me on

June 21, 2007, by E. James Ferland.

/s/ Linda M. Montoya

Notary Public

My Commission Expires: 1/12/08